U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 23, 2017

CARDINAL ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53923	26-0703223
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

500 Chestnut Street, Suite 1615 Abilene, TX	79602
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (325)-762-2112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2017, Cardinal Energy Group, Inc. (the “Company”) named R. Dayton Royse M.D. as a Director of the Company. Dr. Royse does not currently serve on any committees of the Board. Dr. Royse, aged 87, grew up in Oklahoma, and joined the U.S. Navy in 1946, where he served honorably until 1950. During that time, Dr. Royse was stationed on Guam and then in Japan aboard the aircraft carrier the U.S.S. Philippine Sea, in support of the U.S. ground forces in Korea. Dr. Royse was discharged to inactive duty in 1951.

Dr. Royse attended South Western Oklahoma State University from 1952 to 1954 and graduated with honors with a Bachelor of Science degree. Thereafter, Dr. Royse attended Oklahoma University Medical School, from 1954 to 1958, from which he received his M.D.

Dr. Royse interned at St. Anthony Hospital in Oklahoma City from 1958 to 1959 and thereafter practiced general medicine in Weatherford, OK from 1959 to 1966. Dr. Royse was in an anesthesia residency at the V.A. Hospital on Oklahoma City from 1961 to 1967, in the anesthesia practice from 1960 to 1976, and in the ophthalmologic anesthesia practice from 1976 to the present.

Dr. Royse has operated his own business, Dayton Royse MD Inc., and served as its President, since 1969.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2017, the Company filed with the Nevada Secretary of State an amendment to the Certificate of Designation for the Company’s Series B Preferred Stock via an Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Series B Amendment”) pursuant to which the Company (i) added a stated value of $0.20 (the “Series B Stated Value”) to each share of Series B Preferred Stock, (ii) increased the number of shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) into which the Series B Preferred Stock is convertible in a voluntary conversion from 10% of the number of issued and outstanding shares of Common Stock to 15% of the number of issued and outstanding shares of Common Stock, (iii) added a provision that the number of shares of Common Stock into which the Series B Preferred Stock is convertible in a mandatory conversion is the same as in a voluntary conversion, and (iv) added a provision that, at any time following the earlier of (1) the date that the Company has completed one or more raises of capital following the issuance date of the applicable shares of Series B Preferred Stock through the issuance of any equity securities of the Company, which collectively result in total capital raised and received by the Company of at least $10,000,000 and (2) the date that the Company’s securities have been listed for trading on the New York Stock Exchange or the NASDAQ Stock Market, the Company shall have the right to require the holders of the Series B Preferred Stock to elect to either (A) convert their shares of Series B Preferred Stock into shares of Common Stock, or (B) cause the Company to redeem such holder’s shares of Series B Preferred Stock, which redemption would be at a price equal to the Series B Stated Value. The description of the Series B Amendment as set forth herein is qualified in its entirety to the Series B Amendment filed as Exhibit 3.1(a) and incorporated herein by reference.

On August 23, 2017, the Company filed with the Nevada Secretary of State an amendment to the Certificate of Designation for the Company’s Series D Preferred Stock via an Amended and Restated Certificate of Designation of Series D Preferred Stock (the “Series D Amendment”) pursuant to which the Company (i) increased the number of authorized shares of Series D Preferred Stock from 4,600,000 to 7,000,000 shares, (ii) added a stated value of $0.50 (the “Series D Stated Value”) to each share of Series D Preferred Stock, (iii) deleted the dividend payable on the Series D Preferred Stock, (iv) reduced the number of shares of Common Stock into which the Series D Preferred Stock is convertible in a voluntary conversion from 55% of the number of issued and outstanding shares of Common Stock to 50% of the number of issued and outstanding shares of Common Stock, (v) revised the redemption and conversion provisions applicable to the Series D Preferred Stock to provide that at any time on or before July 31, 2018, the Company has the right to redeem any holder’s shares of Series D Preferred Stock at a price per share of the Series D Preferred Stock equal to the Series D Stated Value, and (vi) deleted the right of the Company to cause the holders to elect to either convert the Series D Preferred Stock or to have the Company redeem the Series D Preferred Stock. The description of the Series D Amendment as set forth herein is qualified in its entirety to the Series D Amendment filed as Exhibit 3.1(b) and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 22, 2017, the Company’s board of directors increased the size of the board from 3 to 4 persons and appointed Dr. Royse to fill the vacancy created by the increase. Following the appointment of Dr. Royse to the board, the board is comprised of the following individuals: Dr. Royse, Paul Carlisle, John Jordan and Stanley Ford.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

3.1(a)	Amended and Restated Certificate of Designation of Series B Preferred Stock

3.1(b)	Amended and Restated Certificate of Designation of Series D Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Dated: September 25, 2017	By:	/s/ Stanley Ford
Stanley Ford
Chief Executive Officer